Exhibit 10.67

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

This Mutual Termination of Employment Agreement (this “Agreement”) is made as of this 28th day of May, 2014, by and between Astrotech Corporation (f/k/a SPACEHAB, Incorporated), a Washington corporation (the “Company”), and Don White (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of October 31, 2008, by and between SPACEHAB, Incorporated and the Executive (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Executive currently serves as Senior Vice President and General Manager of the Company’s Astrotech Space Operations business (the “ASO Business”);

WHEREAS, the Company and certain of its affiliates, on the one hand, and Lockheed Martin Corporation, a Maryland corporation (“Lockheed Martin”) and its wholly-owned subsidiary Elroy Acquisition Company, LLC, a Delaware limited liability company (“Buyer”), on the other hand, entered into an Asset Purchase Agreement, dated as of May 28, 2014 (the “Purchase Agreement”), pursuant to which, among other things. Buyer will acquire substantially all of the assets of the ASO Business upon the closing of the transactions contemplated by the Purchase Agreement (the “Transactions”);

WHEREAS, in connection with the Purchase Agreement and the Transactions and to provide for continuity of management of the operations of the ASO Business after the closing of the Transactions, Lockheed Martin and Buyer desire that the Executive be employed by Buyer after the closing of the Transactions in accordance with the terms and conditions set forth in that certain Offer Letter, dated as of May 28. 2014 (the “Offer Letter”), and in consideration of that certain Retention Agreement, dated as of May 28, 2014 (the “Retention Agreement”), and that certain Separation Agreement, dated as of May 28, 2014 (the “Separation Agreement”), each by and between Buyer and the Executive; and

WHEREAS, the Executive is willing to continue his role in respect of the ASO Business and has agreed to voluntarily resign his employment with the Company and be employed by Buyer effective as of the closing of the Transactions pursuant to the terms and conditions set forth in the Offer Letter and the Separation Agreement, which agreements are intended in part to serve as consideration for the Executive’s agreement to terminate the Employment Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, the covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties, intending to be legally bound, hereby agree as follows:

1.          Termination.  Pursuant to Section 31 of the Employment Agreement, the parties hereby agree to mutually terminate the Employment Agreement effective as of the closing of the Transactions, irrevocably and without further condition, and hereby acknowledge and agree that following such termination the Employment Agreement will be of no further force or effect and Executive shall have no further rights or obligations thereunder; provided, however, that pursuant to Section 32 of the Employment Agreement, the parties agree that the following provisions (and only the following provisions) shall survive the termination of the Employment Agreement: Section 10, solely as it relates to Sections 11(c)-(e), 15, 16 and 17, and Sections 18, 19, 22, 26, 27, 28 and 29; provided, further, that (i) the parties agree that Sections 15 through 17 of the Employment Agreement will not apply to Executive’s actions taken as an employee of Buyer or any of its affiliates and (ii) the termination of the Employment Agreement shall not relieve any party for a breach of any provision of the Employment Agreement occurring prior to such termination. The parties further acknowledge that effective as of the closing of the Transactions, the Executive’s employment with the Company shall terminate as a result of his voluntary resignation without Good Reason (as defined in the Employment Agreement) and that the Employment Period (as defined in the Employment Agreement) shall also then terminate. Executive understands and agrees that he will be solely responsible for (and the Company shall have no liability for) any tax. liabilities that may be imposed on Executive as a result of this Agreement and/or under the Offer Letter, Retention Agreement, Separation Agreement, or Employment Agreement.

2.          Release.  Effective as of the closing of the Transactions, Executive hereby forever releases and discharges the Company (and any successor in interest to the ASO Business, including Buyer and any successor or assign of Buyer) from any and all obligations under the Employment Agreement including without limitation any rights to severance payments or benefits under Employment Agreement sections 6(b) or 6(c).

3.          Bonus.  Upon the closing of the Transactions, the Company shall pay Executive the amount of one hundred thousand dollars ($100,000), which the parties hereto agree will represent Executive’s bonus payment for fiscal year 2014 under the Employment Agreement.

4.          Governing Law.  This Agreement shall be governed in all respects by and in accordance with the laws of the State of Texas without regard to its conflict of law provisions.

5.          Counterparts.  This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has executed and the Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the date first written above:

Astrotech Corporation	Don White

/s/ Thomas B. Pickens III	/s/ Don M. White Jr. 5/28/14
By:	Don M. White Jr.
Name: Thomas B. Pickens III	General Manager, Astrotech Space Operations, Inc.
Title: CEO

[Signature Page to Mutual Termination of Employment Agreement]